Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2019, presents the pro forma consolidated financial position of Sandy Spring Bancorp, Inc. (“Sandy Spring”) giving effect to the acquisition (the “Transaction”) of Revere Bank (“Revere”) using the acquisition method of accounting assuming the acquisition was consummated on December 31, 2019. The accompanying unaudited pro forma condensed combined income statement for the year ended December 31, 2019 presents the pro forma results of operations of Sandy Spring giving effect to the acquisition of Revere, assuming that the acquisition became effective at the beginning of each period presented. Sandy Spring completed the acquisition of Revere on April 1, 2020.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the Transaction. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2019
REFLECTING THE TRANSACTION

(Dollars in thousands)							Sandy Spring &
							Revere Bank
	As reported		Pro Forma Adjustments				Pro Forma
	Sandy Spring	Revere Bank	Debits		Credits		Combined
Assets
Cash and due from banks	$82,469	$8,733	$-		$-		$91,202
Federal funds sold	208	-	-		-		208
Interest-bearing deposits with banks	63,426	138,382	-		-		201,808
Cash and cash equivalents	146,103	147,115	-		-		293,218
Residential mortgage loans held for sale (at fair value)	53,701	-	-		-		53,701
Investments available-for-sale (at fair value)	1,073,333	185,655	-		-		1,258,988
Other equity securities	51,803	8,435	-		-		60,238
Total loans	6,705,232	2,454,935	13,219	(a), (b)	22,251	(b)	9,151,135
Less: allowance for loan losses	(56,132)	(23,047)	23,047	(c)	-		(56,132)
Net loans	6,649,100	2,431,888	36,266		22,251		9,095,003
Premises and equipment, net	58,615	3,709	-		235	(d)	62,089
Other real estate owned	1,482	-	-		-		1,482
Accrued interest receivable	23,282	7,668	-		-		30,950
Goodwill	347,149	26,815	6,812	(e)	26,815	(e)	353,961
Other intangible assets, net	7,841	2,917	21,460	(f)	2,917	(f)	29,301
Other assets	216,593	36,980	9,093	(g)	3,911	(h)	258,755
Total assets	$8,629,002	$2,851,182	$73,631		$56,129		$11,497,686

Liabilities
Noninterest-bearing deposits	$1,892,052	$420,186	$-		$-		$2,312,238
Interest-bearing deposits	4,548,267	1,925,180	1	(i)	14,731	(i)	6,488,177
Total deposits	6,440,319	2,345,366	1		14,731		8,800,415
Securities sold under retail repurchase agreements and federal funds purchased	213,605	-	-		-		213,605
Advances from FHLB	513,777	143,358	37	(j)	5,825	(j)	662,923
Subordinated debentures	209,406	30,819	-		455	(k)	240,680
Accrued interest payable and other liabilities	118,921	28,011	-		30,778	(l)	177,710
Total liabilities	7,496,028	2,547,554	38		51,788		10,095,333

Stockholders’ Equity
Common Stock	34,970	60,056	60,056	(m)	12,756	(m)	47,726
Additional paid in capital	586,622	147,914	147,914	(m)	279,643	(m)	866,265
Retained earnings	515,714	94,576	117,596	(l), (m)	-		492,694
Accumulated other comprehensive income/(loss)	(4,332)	1,082	1,082	(m)	-		(4,332)
Total stockholders’ equity	1,132,974	303,628	326,648		292,399		1,402,353

Total liabilities and stockholders’ equity	$8,629,002	$2,851,182	$326,686		$344,187		$11,497,686

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
REFLECTING THE TRANSACTION

(Dollars in thousands, except per share data)					Sandy Spring
					and
					Revere Bank
	As Reported		Pro Forma		Pro Forma
	Sandy Spring	Revere Bank	Adjustments		Combined
Interest Income:
Interest and fees on loans	$318,157	$121,620	$(871)	(n)	$438,906
Interest and dividends on investment securities	27,573	4,554	(27)	(o)	32,100
Interest on other	2,139	3,167	-		5,306
Total interest income	347,869	129,341	(898)		476,312

Interest Expense:
Interest on deposits	61,681	31,710	(8,429)	(p)	84,962
Interest on borrowings	20,880	4,763	(2,478)	(q), (r)	23,165
Total interest expense	82,561	36,473	(10,907)		108,127

Net interest income	265,308	92,868	10,009		368,185
Provision for loan losses	4,684	4,814	-		9,498
Net interest income after provision for loan losses	260,624	88,054	10,009		358,687

Non-interest Income:
Investment securities gains	77	-	-		77
Service charges on deposit accounts	9,692	1,404	-		11,096
Mortgage banking activities	14,711	-	-		14,711
Wealth management income	22,669	-	-		22,669
Other income	24,173	1,447	-		25,620
Total non-interest income	71,322	2,851	-		74,173

Non-interest Expenses:
Salaries and employee benefits	103,950	31,620	(1,259)	(s)	134,311
Occupancy and equipment	30,190	4,699	(425)	(t)	34,464
Merger expenses	1,312	399	(1,711)	(u)	0
Other expenses	43,633	10,889	3,071	(v)	57,593
Total non-interest expenses	179,085	47,607	(324)		226,368
Income before income taxes	152,861	43,298	10,333		206,492
Income tax expense/(benefit)	36,428	11,600	2,480	(w)	50,508
Net income	$116,433	$31,698	$7,853		$155,984

Pro Forma Combined Per Share Data (Common Stock):
Basic net income per share	$3.25				$3.32	(x)
Diluted net income per share	3.25				3.31	(x)
Dividends declared per share	1.18				1.18
Book value	32.40				29.38	(y)
Tangible book value	22.37				21.44	(y)
Weighted average shares outstanding
Basic	35,797,367				48,553,019	(x)
Diluted	35,852,846				48,608,498	(x)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note A — Basis of Presentation

Sandy Spring acquired Revere on April 1, 2020.  At the effective time of the Transaction, each share of Revere common stock converted to the right to receive 1.05 shares of common stock of Sandy Spring. The acquisition is accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of Revere presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the Transaction date and as if the transaction had been effective on January 1, 2019 for statement of income data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note B — Pro Forma Financial Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on the current valuations, estimates and assumptions that are subject to change.

(a)	Adjustment reflects the elimination of $4.4 million of unamortized net deferred loan origination fees and costs, and $3.4 million of fair value adjustments from Revere's previous acquired loan portfolio.

(b)	A fair value adjustment was recorded to Revere’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and (2) Sandy Spring’s evaluation of the credit quality of Revere’s loan portfolio. The total estimated fair value adjustment related to credit deterioration of the acquired portfolio amounted to approximately $22.3 million, which represented a mark of approximately 0.9% on Revere’s outstanding loan portfolio. Of the $22.3 million fair value credit mark, approximately $16.5 million is estimated to be a credit mark on the purchased non-credit impaired portfolio and approximately $5.8 million for non-accretable fair value credit marks on the purchased credit impaired portfolio. An upward fair value adjustment, related to a difference in interest rates, of $5.4 million was also recorded.

(c)	Adjustment reflects the elimination of the allowance for loan losses of Revere.

(d)	Adjustment reflects the write-off of obsolete premises and equipment.

(e)	Adjustment reflects the elimination of Revere's goodwill in the amount of $26.8 million. Goodwill of $6.8 million is estimated to be generated as a result of the total consideration transferred and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Sandy Spring’s common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$292,399	$6,812
Up 10%	321,639	36,052
Down 10%	263,159	(22,428)

(f)	A new core deposit intangible asset in the amount of $21.5 million represents the estimated fair value of the core deposits acquired. The fair value estimate of core deposit intangibles represents a 1.83% premium on Revere’s core deposits. In addition, the previous other intangibles of Revere in the amount of $2.9 million are eliminated.

(g)	The adjustment reflects additional deferred tax assets of $867 thousand related to the exchange of Revere's non-qualified stock options and $7.3 million related to pro forma adjustments associated with the accrual of total transaction costs not yet recognized in the historical financial statements. The adjustments were recognized using Revere's statutory tax rate of 24%. In addition, there is an adjustment of $957 thousand to eliminate the deferred rent and fair value components of Revere's existing right of use asset.

(h)	Adjustment reflects deferred tax of $2.5 million associated with the adjustments to record assets and liabilities of Revere at fair value. The adjustment also conatins a $1.1 million unfavorable fair value adjustment to the right of use asset for Revere’s operating leases and an adjustment of $291 thousand for the prepayment of Revere's employee's options cashed-out by Sandy Spring.

(i)	Adjustment includes a fair value premium of $14.7 million for Revere's interest-bearing deposit liabilities to account for current market interest rates and reflects the elimination of $1 thousand for fair value marks from previous Revere acquisitions.

(j)	Adjustment includes a fair value premium on Revere's Federal Home Loan Bank borrowings of $5.8 million to account for current market interest rates and spreads for comparable instruments and the elimination of fair value marks of $37 thousand related to Revere's previous acquisitions.

(k)	Adjustment includes a fair value adjustment of subordinated debt acquired from Revere in the amount of $274 thousand and an elimination of debt issuance costs on acquired subordinated debt of Revere in the total amount of $181 thousand.

(l)	Adjustment reflects a pro forma accrual of estimated total transaction costs not yet recognized in the historical financial statements. Adjustment increases accrued liabilities and decreases retained earnings on an after-tax basis, using a tax rate of 24%.

(m)	Adjustment reflects the elimination of the historical equity of Revere. Sandy Spring will issue approximately 12,755,652 shares of common stock (based on Revere's outstanding shares of common stock as of December 31, 2019) to Revere's former stockholders and will exchange vested Revere stock options for Sandy Spring stock options with a fair value of $3.6 million for a total transaction consideration of $292.4 million (based on Sandy Spring's closing share price of $22.64 as of March 31, 2020).

(n)	Adjustment reflects a fair value accretion on portfolio loans assuming the Transaction was consummated on January 1, 2019. This consists of $4.7 million, for the year ended December 31, 2019, in accretable adjustments to the credit mark on the acquired loans. Amortization of $1.6 million, was also included for the year ended December 31, 2019, related to an interest rate adjustments on the acquired loans. The average remaining life of the loans is approximately six years. The adjustment also reflects the elimination of recognized net deferred origination fees and fair value adjustments by Revere from previous acquisitions in the total amount of $4.0 million that was included for the year ended December 31, 2019.

(o)	Adjustment reflects the accretion of $1.2 million for a new premium based on a fair value adjustment of available for sale securities acquired assuming the Transaction was consummated on January 1, 2019. The average remaining life of the securities is approximately six years. The adjustment also reflects the elimination of $1.2 million for net premium amortization and discount accretion on Revere's available for sale securities for the year ended December 31, 2019.

(p)	Adjustment reflects the accretion of the premium on acquired Revere’s certificates of deposit assuming the Transaction was consummated on January 1, 2019. An estimated premium amortization of $8.4 million is expected to be realized during the year ended December 31, 2019. The amount was estimated using the effective yield amortization method based on the remaining life of each certificate of deposit type on the assumed Transaction date of January 1, 2019. In addition, the adjustment reflects the elimination of $2 thousand of fair market value adjustments on certificates of deposit from Revere's previous acquisitions.

(q)	Adjustment reflects accretion of the premium on acquired Revere Federal Home Loan Bank borrowings assuming the Transaction was consummated on January 1, 2019. The estimated amount of accretion is $2.2 million for the year ended December 31, 2019, and was estimated using the straight line amortization method based on the remaining life of each individual borrowing acquired as if the Transaction occurred on January 1, 2019. The adjustment also reflects the elimination of the amortization of a fair value premium from Revere's previous acquisitions of $16 thousand for the year ended December 31, 2019.

(r)	Adjustment reflects accretion of the premium on acquired subordinated debt assuming the Transaction was consummated on January 1, 2019. The estimated amount of accretion is $183 thousand for the year ended December 31, 2019, and was estimated using the effective yield amortization method based on the remaining life of two years as if the Transaction occurred on January 1, 2019. The adjustment also reflects the elimination of issuance costs on Revere's subordinated debt of $108 thousand for the year ended December 31, 2019.

(s)	Adjustment reflects eliminating the expense from vesting restricted stock and stock options of Revere employee's assuming the Transaction was consummated on January 1, 2019.

(t)	Adjustment reflects the accretion of $425 thousand of an unfavorable fair value adjustment on acquired operating leases assuming the Transaction was consummated on January 1, 2019. The accretion is estimated using the straight line method based on the life of each lease acquired.

(u)	Adjustment eliminates transaction costs directly related to the Transaction recognized during the year ended December 31, 2019.

(v)	Adjustment reflects the amortization of the core deposit intangible to be acquired in the Transaction over an estimated useful life of 9.75 years using the sum-of-the-years digits method assuming the Transaction was consummated on January 1, 2019. The estimated amount of the core deposit intangible amortization is $4.2 million for the year ended December 31, 2019. The adjustment also reflects the elimination of amortization recognized on Revere’s existing other intangibles totaling $710 thousand for the year ended December 31, 2019, and the elimination of expense from vesting restricted stock of Revere director's assuming the Transaction was consummated on January 1, 2019.

(w)	Adjustment reflects an applicable income tax rate of 24% related to fair value pro forma adjustments.

(x)	The pro forma combined basic and diluted earnings per share as of December 31, 2019, are calculated as the pro forma combined net income for the relevant period divided by the weighted average number of Sandy Spring common shares outstanding during that period, as adjusted for the assumed issuance of a total of 12,755,652 shares of Sandy Spring common stock to Revere's stockholders in connection with the Transaction, effective as of January 1, 2019. The pro forma combined earnings per share on a basic and dilutive basis were calculated using the following weighted average outstanding share amounts:

	As of December 31, 2019
	Sandy Spring	Pro Forma with Revere
	(audited)	(unaudited)
Weighted average shares outstanding — basic	35,797,367	48,553,019
Weighted average shares outstanding — diluted	35,852,846	48,608,498

(y)	Book value per share equals the pro forma combined total stockholders’ equity as of December 31, 2019, divided by the number of shares of Sandy Spring common stock outstanding as of December 31, 2019, as adjusted, to give effect to the assumed issuance of 12,755,652 shares of Sandy Spring common stock to Revere's stockholders in connection with the Transaction, effective as of January 1, 2019.

Tangible book value per common share is a non-GAAP financial measure. Sandy Spring’s management believes that such information is important information to be provided because it can be used, in conjunction with more traditional bank capital ratios, to assess, on a pro forma basis, the combined companies’ capital adequacy without the effect of accumulated other comprehensive loss, goodwill, and other intangible assets and compare that capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets. Book value per common share is the most directly comparable financial measure calculated in accordance with GAAP. The following table presents, as of December 31, 2019, on a pro forma combined basis, the total stockholders’ equity and tangible common equity of the combined companies and presents a reconciliation of the pro forma combined tangible book value per common share compared to the pro forma combined book value per common share:

	As of December 31, 2019
	Sandy Spring	Pro Forma with Revere
	(audited)	(unaudited)
(Dollars in thousands, except per share data)
Tangible common equity
Total common stockholders’ equity	$1,132,974	$1,402,353
Adjustments:
Accumulated other comprehensive loss	4,332	4,332
Goodwill	(347,149)	(353,961)
Other intangible assets	(7,841)	(29,301)
Tangible common equity	$782,316	$1,023,423
Common shares outstanding	34,970,370	47,726,022
Book value per common share	$32.40	$29.38
Tangible book value per common share	22.37	21.44

Note C — Pro Forma Allocation of Purchase Price

The following shows the pro forma allocation of the consideration paid for Revere’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the Transaction:

(Unaudited, in thousands)
Purchase price:
Number of shares of Revere Bank common stock outstanding at December 31, 2019	12,011,281
plus Revere Bank restricted stock awards at December 31, 2019	136,959
Total Revere Bank shares outstanding and restricted stock awards to be exchanged for Sandy Spring common stock	12,148,240
per share exchange ratio	1.0500
Number of common shares of Sandy Spring common stock to be issued to Revere Bank shareholders	12,755,652
multiplied by Sandy Spring's share price as of March 31, 2020	$22.64
Fair value of Sandy Spring common stock issued to Revere Bank shareholders	$288,788
Estimated fair value of Revere Bank stock options converted to Sandy Spring stock options	3,611
Total preliminary estimated consideration for Revere Bank	$292,399

Identifiable assets at fair value:
Cash and cash equivalents	$147,115
Investment securities	185,655
Loans	2,445,903
Premises and equipment	3,474
Accrued interest receivable	7,668
Other intangible assets	21,460
Other assets	43,327
Total identifiable assets	2,854,602

Identifiable liabilities at fair value:
Deposits	2,360,096
Borrowings	180,420
Other liabilities	28,499
Total identifiable liabilities	2,569,015

Net assets acquired including identifiable intangible assets	$285,587

Resulting goodwill	$6,812

Note D — Estimated Amortization/Accretion of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax income of Sandy Spring after the Transaction:

	For the Years Ended December 31,
(Unaudited, in thousands)	2019	2020	2021	2022	2023
Loans - credit mark	$4,703	$3,919	$3,135	$2,352	$1,568
Loans - interest rate mark	(1,557)	(1,298)	(1,038)	(779)	(519)
Available for sale investment securities	(1,194)	(995)	(796)	(597)	(398)
Deposits	8,431	3,176	1,762	1,098	264
FHLB borrowings	2,203	1,650	1,137	640	196
Subordinated debt	183	91	-	-	-
Core deposit intangibles	(4,160)	(3,712)	(3,264)	(2,817)	(2,369)
Other	425	106	106	106	88
Increase/(decrease) in pre-tax income	$9,034	$2,937	$1,042	$3	$(1,170)